Exhibit 99.01

Contact:

Deanne Eagle, Media Relations	917.837.5866
Susan Roush, Investor Relations	818.222.8330

NEURALSTEM ANNOUNCES NOTICE OF ALLOWANCE FOR TWO ADDITIONAL NEUROGENIC COMPOUND PATENTS

ROCKVILLE, Maryland, July 14, 2011 – Neuralstem, Inc. (NYSE Amex: CUR) announced that it has received notice of allowance for U.S. Patent Applications 12/939,897 and 12/939,914 entitled: “Compositions to Effect Neuronal Growth.”  The patents cover three new compounds and include both structure and method claims for inducing neurogenesis and the growth of new neurons, both in-vitro and in-vivo.

Neuralstem’s first neurogenic patented compound is currently in a Phase I FDA-approved safety trial in major depressive disorder. The Phase Ia trial, which is in healthy volunteers, is scheduled to be completed in August. The Phase Ib safety trial in depressed patients is expected to commence this fall.

“These patents cover additional new chemical entities from our neurogenic program and broaden our potential clinical development pipeline,” said Karl Johe, Ph.D., Neuralstem Chairman and Chief Scientific Officer.  “Our proprietary neural stem cell technology allows for a unique window into the process of neurogenesis. Through this, we’ve discovered novel chemical compounds that are truly neurogenic. We believe that our portfolio of neurogenic compounds will be at the forefront of novel treatments for psychiatric and cognitive diseases that focus on neural regeneration, not just brain chemistry.”

“This is also an important validation of our screening platform,” said Richard Garr, Neuralstem President & CEO. “We are not only able to identify neurogenic and neuroprotective compounds by screening against our cells, but we can also identify novel, patentable compounds, across a diverse chemical library.   As the patents run out across the industry on many CNS drugs, we believe Neuralstem is well-positioned to provide value to our future development partners.”

About Neuralstem

Neuralstem's patented technology enables the ability to produce neural stem cells of the human brain and spinal cord in commercial quantities, and the ability to control the differentiation of these cells constitutively into mature, physiologically relevant human neurons and glia. Neuralstem is in an FDA-approved Phase I safety clinical trial for amyotrophic lateral sclerosis (ALS), often referred to as Lou Gehrig's disease and has been awarded orphan status designation by the FDA.

In addition to ALS, the company is also targeting major central nervous system conditions with its cell therapy platform, including spinal cord injury, ischemic spastic paraplegia, chronic stroke, and Huntington's disease. The company has submitted an IND (Investigational New Drug) application to the FDA for a Phase I safety trial in chronic spinal cord injury.

Neuralstem also has the ability to generate stable human neural stem cell lines suitable for the systematic screening of large chemical libraries. Through this proprietary screening technology, Neuralstem has discovered and patented compounds that may stimulate the brain's capacity to generate new neurons, possibly reversing the pathologies of some central nervous system conditions.  The company has commenced an FDA-approved Phase Ia safety trial evaluating NSI-189, its first small molecule compound, for the treatment of major depression.  Additional indications could include schizophrenia, Alzheimer's disease and bipolar disorder.

For more information, please go to www.neuralstem.com.

Cautionary Statement Regarding Forward Looking Information

This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Neuralstem's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Neuralstem's periodic reports, including the annual report on Form 10-K for the year ended December 31, 2010 and the  quarterly report on Form 10-Q for the period ended March 31, 2011.

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